SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004
                             ______________________

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported) :
                                October 29, 2002


                         The Estee Lauder Companies Inc.
             (Exact name of registrant as specified in its charter)


         Delaware                                         11-2408943
(State or other jurisdiction of                (IRS Employer Identification No.)
 incorporation or organization)

767 Fifth Avenue, New York, New York                        10153
(Address of principal executive offices)                  (Zip Code)


                         Commission File Number: 1-14064

                                  212-572-4200
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS.

On October 29, 2002, The Estee Lauder Companies Inc. issued a press release reporting net sales for the fiscal first quarter ended September 30, 2002 of $1.24 billion, a 4% increase from $1.19 billion in the prior-year period. Excluding the impact of foreign currency translation, net sales increased 2%. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                            THE ESTEE LAUDER COMPANIES INC.

Date:  October 29, 2002                     By:    /s/Richard W. Kunes
                                               ----------------------------
                                                     Richard W. Kunes
                                                   Senior Vice President
                                                and Chief Financial Officer
                                                 (Principal Financial and
                                                   Accounting Officer)

                         THE ESTEE LAUDER COMPANIES INC.

                                  EXHIBIT INDEX



Exhibit No.      Description
-----------      -----------

     99.1       Press release dated October 29, 2002 of the Estee Lauder
                Companies Inc.

The                                                                         News
Estee                                                                   Contact:
Lauder                                                       Investor Relations:
Companies Inc.                                                   Dennis D'Andrea
                                                                  (212) 572-4384

767 Fifth Avenue                                                Media Relations:
New York, NY  10153                                                 Sally Susman
                                                                  (212) 572-4430

--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE:

              ESTEE LAUDER COMPANIES REPORTS FIRST QUARTER RESULTS;

             SALES GROWTH OF 4% DELIVERS EARNINGS PER SHARE OF $.28


New York, NY, October 29, 2002 - The Estee Lauder Companies Inc.(NYSE:EL)today reported net sales for the fiscal first quarter ended September 30, 2002 of $1.24 billion, a 4% increase from $1.19 billion in the prior-year period. Excluding the impact of foreign currency translation, net sales increased 2%.

The Company achieved net earnings of $73.4 million for the quarter compared with $97.1 million in the same period last year. Diluted earnings per common share for the quarter ended September 30, 2002 were $.28 compared with $.38 reported in the prior-year quarter. The prior year net earnings and diluted earnings per share are before the cumulative effect of a change in accounting principle, related to the adoption of Statement of Financial Accounting Standards Number 142, "Goodwill and Other Intangible Assets."

Fred H. Langhammer, President and Chief Executive Officer, said, "I'm pleased with our first quarter results, which were in line with our guidance and reflected the calendarization and previously announced expenses associated with of our new product launch programs and marketing, advertising and other brand-building promotions. Based upon our performance in the quarter and our outlook for the current period, we feel confident in our ability to deliver sales and earnings growth in each remaining quarter of our fiscal year, resulting in full year expected sales growth between 5% and 6% in constant currency and diluted earnings per share between $1.28 and $1.33."

Results by Product Category
---------------------------

Net sales of skin care products for the quarter rose 4% before foreign currency translation and reported sales increased 6% to $421.7 million. The higher sales reflect the worldwide launches of Advanced Stop Signs by Clinique and Resilience Lift OverNight Face and Throat Creme from Estee Lauder, as well as the domestic introduction of Make a Difference Skin Rejuvenating Treatment from Origins. Existing products such as the 3-Step Skin Care System and Moisture Surge Extra from Clinique and Advanced Night Repair Eye Recovery Complex and Re-Nutriv Ultimate Lifting Creme by Estee Lauder also contributed to the skin care sales growth. These increases were partially offset by lower sales of certain existing products.

Makeup sales for the quarter rose 3% before the impact of foreign currency translation. Reported sales increased 4% to $468.0 million, fueled by double-digit growth from two of the Company's makeup artist brands, M.A.C and Bobbi Brown. During the quarter the Company launched Dewy Smooth Anti-Aging Makeup and Rich Texture Blush by Clinique and So Ingenious Multi-Dimension Liquid Foundation and So Ingenious Multi-Dimension Loose Powder from Estee Lauder. Existing makeup products like Moisture Sheer Lipstick from Clinique as well as Illusionist Maximum Curling Mascara and the Pure Color Lips and Nails line by Estee Lauder also contributed positively to makeup sales growth. Lower sales of certain existing products partially offset these positive results.

Fragrance sales decreased 1% compared to the prior-year quarter excluding the impact of foreign currency translation. On a reported basis, fragrance sales increased 1% to $296.5 million, benefiting from the current quarter launch of T girl by Tommy Hilfiger, Estee Lauder pleasures intense and Donna Karan Black Cashmere, and strong sales of Lauder Intuition for Men. Fragrance results reflect the overall softness of the fragrance business, which is reflected in lower sales of Estee Lauder pleasures and Beautiful as well as certain Tommy Hilfiger fragrances.

Sales of hair care products for the quarter rose 1% to $50.4 million. The increase is primarily attributable to growth at Aveda and Bumble and bumble due to new products and additional retail store and salon distribution. Partially offsetting these increases were lower sales from Clinique's Simple Hair Care System, which rolled out internationally in last year's quarter, as well as the launch of the Company's Aveda affiliate business in Korea in the prior year first quarter.

Operating income declined in skin care, makeup and fragrance reflecting increased advertising and promotional spending to promote new and recently launched products. Hair care operating income increased due to higher sales, and reduced spending related to Clinique's Simple Hair Care System.

Results by Geographic Region
----------------------------

In the Americas region, net sales for the quarter increased 2% to $787.7 million. The increase is primarily due to new and certain existing products and growth from most developing brands, partially offset by the continued soft retail environment in the U.S. Operating income in the region was lower due to increased investment in advertising and promotion, including sampling and in-store events.

In Europe, the Middle East & Africa, net sales increased 5% over last year's first quarter, excluding the impact of foreign currency translation. Most markets experienced sales growth, led by strong results in the United Kingdom, Spain, Italy and Switzerland. The Company's travel retail business, reported in this region, continues to recover as worldwide travel increases, with sales increasing slightly in the current quarter compared with the prior-year period. The region posted an 11% increase in reported net sales from the prior-year period to $304.5 million, reflecting the impact of the strength of most European currencies against the U.S. dollar. Operating profitability increased primarily due to higher results in the United Kingdom, Spain and Italy, while in the travel retail business, lower operating expenses as a percent of sales generated higher results.

On a local currency basis, Asia/Pacific net sales decreased 4% compared with last year's quarter when the region grew 18%. Strong double-digit sales increases in Korea and Thailand, as well as higher sales in Japan were offset by lower sales in Australia, which had benefited from a change in retailer arrangements in last year's quarter. Net sales in the region of $150.3 million on a reported basis were comparable with the prior-year quarter, primarily reflecting the strength of the Japanese yen, Korean Won and Australian dollar during the quarter. Operating profit in the region declined as higher results in Japan, Korea and Taiwan were offset by Australia, which had benefited from the change in retailer arrangements in the prior-year period.

Estimates of Fiscal 2003 Second-Quarter and Full-Year Results
-------------------------------------------------------------

The Company believes the general and economic uncertainty, particularly in the U.S., as well as the potential risk of negative global political events makes definitive forecasting difficult. However, based on current economic assumptions, the calendarization of the Company's programs, and business building activities, the Company believes it will achieve sales and earnings growth in every remaining quarter throughout the fiscal year.

Net sales for the second fiscal quarter are expected to grow between 5% and 7% on a constant currency basis versus last fiscal year's second quarter. Geographic region net sales growth in constant currency is expected to be led by Europe, the Middle East & Africa, followed by the Americas and Asia/Pacific. On a product category basis, in constant currency, hair care and makeup are expected to be the leading sales growth categories, followed by skin care and fragrance. The positive effect of exchange rates in Europe and Asia could increase reported sales growth for the fiscal second quarter by approximately 1 to 2 percentage points. As a result, the Company expects to achieve diluted earnings per share of between $.38 and $.41 for the second quarter.

At this time, for the full fiscal year, the Company reconfirms its previously announced expectations to grow sales between 5% and 6% on a constant currency basis versus the prior fiscal year and achieve diluted earnings per share of between $1.28 and $1.33.

Forward-looking Statements
--------------------------

The forward-looking statements in this press release, including those containing words like "will," "believe," "expect," "anticipate," "could," "plan," and "estimate," those in Mr. Langhammer"s remarks and those in the "Estimate of Fiscal 2003 Second-Quarter and Full-Year Results" section involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include the following:
     (i) increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;
     (ii) the Company's ability to develop, produce and market new products on which future operating results may depend;
     (iii) consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company's products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company's competitors and ownership of competitors by the Company's customers that are retailers;
     (iv) shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;
     (v) social, political and economic risks to the Company's foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
     (vi) changes in the laws, regulations and policies, including changes in accounting standards, trade rules and customs regulations, and legal or regulatory proceedings, that affect, or will affect, the Company's business;
     (vii) foreign currency fluctuations affecting the Company's results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company's operating and manufacturing costs outside of the United States;
     (viii)changes in global or local economic conditions that could affect consumer purchasing, the financial strength of our customers, the cost and availability of capital, which the Company may need for new equipment, facilities or acquisitions, and the assumptions underlying our critical accounting estimates;
     (ix) shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities which, due to consolidations in the Company's manufacturing operations, now manufacture nearly all of the Company's supply of a particular type of product (i.e., focus factories);
     (x) real estate rates and availability, which may affect the Company's ability to increase the number of retail locations at which the Company's products are sold;
     (xi)  changes in product mix to products which are less profitable;
     (xii) the Company's ability to acquire or develop e-commerce capabilities, and other new information and distribution technologies, on a timely basis and within the Company's cost estimates;
     (xiii)the Company's ability to capitalize on opportunities for improved efficiency, such as globalization, and to integrate acquired businesses and realize value therefrom; and
     (xiv) consequences attributable to the events that took place in New York City and Washington, D.C. on September 11, 2001, including further attacks, retaliation and the threat of further attacks or retaliation.

The Estee Lauder Companies Inc. is one of the world's leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company's products are sold in over 130 countries and territories under well-recognized brand names, including Estee Lauder, Clinique, Aramis, Prescriptives, Origins, M.A.C, Bobbi Brown, Tommy Hilfiger, La Mer, jane, Donna Karan, Aveda, Stila, Jo Malone, Bumble and bumble and kate spade beauty.

An electronic version of this release can be found at the Company's Website, www.elcompanies.com.

                                - Table Follows -

                        THE ESTEE LAUDER COMPANIES INC.

                         SUMMARY OF CONSOLIDATED RESULTS
                      (In millions, except per share data)

                                                              Three Months Ended
                                                                 September 30     Percent
                                                              ------------------
                                                                2002       2001    Change
                                                                ----       ----    ------

Net Sales.................................................   $ 1,242.5  $1,194.8    4.0%

Cost of sales.............................................       357.1     345.3
                                                             ---------  --------
Gross Profit..............................................       885.4     849.5    4.2%
                                                             ---------  --------
       Gross Margin.......................................        71.3%     71.1%

Operating expenses:
   Selling, general and administrative....................       766.4     692.6
   Related party royalties................................         4.6       4.0
                                                             ---------  --------
                                                                 771.0     696.6   10.7%
                                                             ---------  --------
       Operating Expense Margin...........................        62.1%     58.3%

Operating Income..........................................       114.4     152.9  (25.2)%
       Operating Income Margin............................         9.2%     12.8%

Interest expense, net.....................................         2.9       3.8
                                                             ---------  --------

Earnings before Income Taxes, Minority Interest
 and Accounting Change....................................       111.5     149.1  (25.2)%

Provision for income taxes................................        37.4      51.4
Minority interest, net of tax.............................        (0.7)     (0.6)
                                                             ---------  --------

Net Earnings before Accounting Change.....................        73.4      97.1  (24.4)%
Cumulative effect of a change in accounting
   principle (a)..........................................          -      (20.6)
                                                             ---------  --------
Net Earnings .............................................        73.4      76.5

Preferred stock dividends.................................         5.9       5.9
                                                             ---------  --------

Net Earnings Attributable to Common Stock.................   $    67.5  $   70.6
                                                             =========  ========

Basic net earnings per common share:
   Net earnings attributable to common stock before
     accounting change....................................   $     .29  $    .38  (24.8)%
   Cumulative effect of a change in accounting principle..          -       (.08)
                                                             ---------  --------
   Net earnings attributable to common stock..............   $     .29  $    .30   (3.0)%
                                                             =========  ========

Diluted net earnings per common share:
   Net earnings attributable to common stock before
     accounting change....................................   $     .28  $    .38  (24.5)%
   Cumulative effect of a change in accounting principle..          -       (.08)
                                                             ---------  --------
   Net earnings attributable to common stock..............   $     .28  $    .30   (2.4)%
                                                             =========  ========

Weighted average common shares outstanding:
   Basic..................................................       235.2     238.9
   Diluted................................................       237.4     242.3

(a) The quarter ended September 30, 2001 included a one-time charge of $20.6 million, or $.08 per diluted common share, attributable to the cumulative effect of adopting Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

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